EXHIBIT 3.5

Hart & Trinen
Attorneys at Law

1624 Washington Street
Denver, Colorado 80203
(303) 839-0061
(303) 839-5414 (fax)

August 20, 2003

Secretary of State
202 North Carson Street
Carson City, Nevada 80701-4201

          Re: Acquisition Media Inc.

          Enclosed please find duplicate copies of a Certificate of Merger filed on behalf of Acquisition Media Inc. Also enclosed is a check in the amount of $325 made payable to the Secretary of State representing the filing fee.

          Please note that pursuant to the provisions of NRS 92A.180 and Section (5) of the Certificate of Merger, Acquisition Media Inc.’s name is to be changed to ActionView International Inc.

          If you should have any questions concerning the enclosed form please do not hesitate to contact the undersigned.

Very truly yours,

Hart & Trinen

William T. Hart

CERTIFICATE OF MERGER

(1)	CONSTITUENT CORPORATIONS:	Acquisition Media Inc.
(A Nevada corporation)

Actionview International Inc.
(A Colorado corporation)

	SURVIVING CORPORATION:	Acquisition Media Inc.
(A Nevada corporation)

(7)	A Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 92A.180 of the Nevada Revised Statutes.

(8)	In accordance with NRS 92A.180, the shareholders of Acquisition Media Inc. were not required to approve the Plan of Merger.

(9)	Not applicable

(10)	Article I of the Articles of Incorporation of the Surviving Corporation shall be amended as follows:

ARTICLE I

NAME

The name of the corporation will be Actionview International Inc.

(11)	A copy of the Plan of Merger is attached,

DATED: August 20, 2003		ACQUISITION MEDIA INC.

By: /s/ Richard Wilk
Richard Wilk, President

ACTIONVIEW INTERNATIONAL INC.

By: /s/ Richard Wilk
Richard Wilk, President